EXHIBIT 99.1

For further information, contact:

Richard J. Freer

Chairman/COO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc.

Provides Clarification on its Relationship with

Senator George Allen

RICHMOND, VIRGINIA (October 9, 2006) – Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ:CBTE) today responded to an Associated Press (AP) story regarding CBI’s past and current relationship with Senator George Allen (VA-R) by issuing the following statement:

“Contrary to implications made in the AP story, CBI has never asked Senator Allen to influence any decision with respect to the federal government or, for that matter, any contract for which CBI has been under consideration, regardless of whether Senator Allen was the Governor of Virginia, a private citizen, or a U.S. Senator for Virginia. In addition, to CBI’s knowledge, Senator Allen has never attempted to take any such action. CBI competes for and wins contracts based on the quality of its work and competitive pricing.

In addition, the AP story contained a statement that then-Governor Allen influenced the issuance of bonds used to finance CBI’s headquarters. This statement is absolutely incorrect. The bonds, known as industrial revenue bonds (IRBs), were issued at the request of CBI by the Virginia Small Business Financing Authority (VSBFA), a conduit bond issuer whose sole purpose in the transaction was to assist CBI in accessing the debt markets by serving as a vehicle to issue IRBs. While the bonds were outstanding, they were payable solely from payments made by CBI. Repayment of the bonds was not guaranteed or supported by any state agency or funds, and no state involvement was necessary in that regard, except for the usual and customary actions necessary for the VSBFA to issue an IRB.”

About CBI

CBI is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited

BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.

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